EXHIBIT 3.1

           CERTIFICATE OF AMENDMENT PURSUANT TO NRS 78-385 AND 78-390



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DEAN HELLER                                      Entity#
Secretary of State                               C9662-2000
204 North Carson Street, Suite 1                 Document Number
Carson City, Nevada 89701-4299                   20060528987-47
(775) 684 5708 Website: secretaryofstate.biz
                                                 Date Filed:
                                                 8/18/2006 8:45:43 AM
                                                 In the office of
    CERTIFICATE OF AMENDMENT                     Dean Heller
PURSUANT TO NRS 78.385 and 78.390)               Secretary of State

                                              ABOVE SPACE IF FOR OFFICE USE ONLY

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation:
Cirond Corporation

2. The articles have been amended as follows (provide article numbers, if available):
I. NAME: The name of the corporation is Amarium Technologies, Inc.

IV. AUTHORIZATION OF CAPITAL STOCK: The total number of shares of capital stock the Corporation is authorized to issue is Five Hundred Twenty-Five Million (525,000,000), which is divided into two classes: (1) Five Hundred Million (500,000,000) shares of Common Stock, par value $0.001 per share; and (2) Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The class of preferred stock may be divided into such series as may be established by the Board of Directors, as provided in sections 78.195, 78.1955 and 78.196 of the Nevada Revised Statutes. The Board of Directors shall have the authority, by resolution, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Approved by 50.6% vote of shareholders

4. Effective date of filing (optional): 8/31/06
                 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):  /s/ FRANK E. WILDE

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.
                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                            Revised on: 09/29/05